Exhibit 99.2

News Release

MoneyOnMobile Announces New $1.5 Million Unsecured Credit Facility

DALLAS, TEXAS and MUMBAI, INDIA - (December 8, 2016) - MoneyOnMobile, Inc. (OTCQX: MOMT) announced today that its Indian subsidiary My Mobile Payments Ltd. (“MMPL”) has been provided a new unsecured credit facility from YES BANK Limited (the “Lender”). The revolving credit facility amount is INR 100 million or approximately USD 1.5 million at an aggregate annual interest rate of 11.6% and matures in December 2017. As part of the agreement, a performance guarantee was provided in order to assure repayment by MMPL of any amounts borrowed from the Lender.

“We are pleased with our new banking agreement in India,” said Harold Montgomery, Chairman and CEO of MoneyOnMobile. “The proceeds from the new credit facility will provide MoneyOnMobile with enhanced financial capabilities to execute growth strategies. Our efforts to help Indian consumers digitize their currency through the establishment of MoneyOnMobile electronic wallets is a priority.”

About MoneyOnMobile
MoneyOnMobile, Inc. is India’s largest mobile payments technology and processing company offering digital payment services to cash using businesses and consumers. The company covers all of India with a single source solution reaching the cash using population of businesses and consumers. MoneyOnMobile services enable Indian businesses and consumers to use their mobile phones to pay for goods and services or transfer funds from one cell phone to another using simple SMS text functionality instead of cash. Read about MoneyOnMobile in The New York Times at New York Times - MoneyOnMobile and the company’s web site at http://www.moneyonmobile.in.

Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on August 19, 2016. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.
Investor Relations Contact:
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